CONSENT OF INDEPENDENT CERETIFIED PUBLIC ACCOUNTANTS'

We hereby consent to the inclusion in Form SB-2 Registration Statement of Commercial Concepts, Inc. of our accountants' review report dated October 10, 2000, relating to the interim financial statements of Commercial Concepts, Inc. as of August 31, 2000 and for the three and six months then ended which appears in such Form SB-2.

/s/ Christensen & Duncan, CPA's LC

CHRISTENSEN & DUNCAN, CPA'S LC
Certified Public